Exhibit 99.1

Nevro Reports Fourth Quarter and

Full Year 2015 Financial Results

Redwood City, Calif., February 29, 2016 /PRNewswire/ - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative evidence-based solutions for the treatment of chronic pain, today reported financial results for the three months and full year ended December 31, 2015.

2015 Accomplishments & Highlights:

•	Achieved revenue of $69.6 million for the full year 2015, an increase of 114% as reported, over the prior year

¡	U.S. revenue of $24.3 million for 2015

¡	International revenue of $45.3 million for 2015, an increase of 62% constant currency and 39% as reported, both over the prior year

•	Achieved revenue of $33.1 million in the fourth quarter of 2015, an increase of 241% as reported, over the same period of the prior year

¡	U.S. revenue of $19.8 million for the fourth quarter of 2015, the second full quarter of commercial availability of the company’s HF10™ therapy in the U.S.

¡	International revenue of $13.3 million in the fourth quarter of 2015 increased 56% constant currency and 37% on an as reported basis, both over the same period of the prior year

•	Received U.S. Food & Drug Administration (FDA) approval for the Senza® Spinal Cord Stimulator (SCS) System and successfully launched HF10 therapy in the United States

•	Received a transitional pass-through payment approval from the Centers for Medicare & Medicaid Services (CMS)

•	Presented 24-month SENZA-RCT data at the North American Neuromodulation Society (NANS) meeting

“By any measure, 2015 was a year of very significant achievements and one that strengthened our focus on clinical evidence and patient outcomes in tangible ways,” said Michael DeMane, Chairman and CEO of Nevro. “We are pleased to report 2015 revenue results at the high end of our preliminary guidance range and to be raising our worldwide revenue outlook for 2016. The organization continues to make impressive progress toward our goal of helping more patients worldwide with Nevro’s innovative HF10 therapy.”

“As we work towards a successful 2016, I am confident our outstanding team will continue to deliver on the promise of HF10 therapy through our focus on patient outcomes” said Rami Elghandour, President of Nevro. “Our top priorities continue to be hiring exceptional talent and scaling the organization to meet demand for HF10 therapy while investing in key R&D initiatives to expand access to many more patients in need.”

Fourth Quarter Financial Results

Revenue for the quarter ended December 31, 2015 was $33.1 million versus $9.7 million during the same period of the prior year, representing 241% growth as reported. U.S. revenue for the three months ended December 31, 2015 was $19.8 million in the second full quarter of U.S. commercial availability. International revenue was $13.3 million, representing growth of 37% as reported and 56% in constant currency. The increase in international revenue was primarily attributable to continued adoption of the Senza® system.

Gross profit for the fourth quarter of 2015 was $20.4 million, or 61% gross margin, as compared to $6.7 million, or 69% gross margin, in the same period of the prior year. Gross margins decreased year-over-year primarily as a result of costs incurred in association with building out our operational infrastructure in connection with the U.S. product launch. Additionally, while costs were primarily incurred in U.S. dollars, international revenue was negatively impacted by the appreciation of the U.S. dollar, which negatively impacted the overall gross margin for the period.

Operating expenses for the fourth quarter of 2015 were $33.5 million, an increase of 143% compared to $13.8 million for the same period of the prior year. The increase in operating expenses was driven primarily by increased headcount and related personnel costs.

Loss from operations for the fourth quarter of 2015 was $13.1 million, compared to $7.1 million for the same period of the prior year.

Full Year Financial Results

Revenue for the year ended December 31, 2015 increased to $69.6 million, from $32.6 million during the prior year, representing 114% growth as reported. U.S. revenue for the year ended December 31, 2015, the first year of U.S. commercial availability, was $24.3 million. International revenue was $45.3 million, representing growth of 39% as reported and 62% in constant currency. The increase in international revenue was primarily attributable to continued adoption of the Senza® system.

Gross profit for the year was $41.5 million, or 60% gross margin, as compared to $21.3 million, or 65% gross margin, from the prior year. Gross margins decreased year-over-year primarily as a result of costs incurred in association with building out our operational infrastructure in connection with the U.S. product launch. Additionally, while costs were primarily incurred in U.S. dollars, international revenue was negatively impacted by the appreciation of the U.S. dollar, which negatively impacted the overall gross margin for the period.

Operating expenses for 2015 were $103.9 million, an increase of 109% compared to $49.6 million for the prior year. The increase in operating expenses was driven primarily by increased headcount and related personnel costs.

Loss from operations for 2015 was $62.4 million, compared to $28.3 million for the prior year.

Cash, cash equivalents, and short-term investments were $193.7 million as of December 31, 2015.

Guidance for Full Year 2016

Nevro projects worldwide revenue for 2016 to be in the range of $155 to $165 million. This compares to preliminary expectations for 2016 worldwide revenue in the range of $145 to $155 million announced in January 2016.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 46877325), or access the webcast on the “Investors” section of the Company’s web site at: www.nevro.com. The webcast will be available on the Company’s web site for two weeks following the completion of the call.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10 therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives and growth reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets; and our expectations for worldwide revenue for the full year 2016. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K that we expect to file on February 29, 2016, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the full year and quarter ended December 31, 2015 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Nevro Investor Relations

Katherine Bock

(650) 433-3247

ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Revenue	$33,124	$9,715	$69,606	$32,573
Cost of revenue	12,771	3,020	28,120	11,278

Gross profit	20,353	6,695	41,486	21,295
Operating expenses:
Research and development	5,874	4,743	21,382	19,824
Sales, general and administrative	27,623	9,058	82,471	29,777

Total operating expenses	33,497	13,801	103,853	49,601

Loss from operations	(13,144)	(7,106)	(62,367)	(28,306)
Interest and other income (expense):
Interest income (expense), net	(463)	(109)	(2,157)	(16)
Other income (expense), net	16	(991)	(1,741)	(1,880)

Loss before income taxes	(13,591)	(8,206)	(66,265)	(30,202)
Provision for income taxes	600	104	1,166	478

Net loss	(14,191)	(8,310)	(67,431)	(30,680)
Accretion of convertible preferred stock to redemption value	—	(16)	—	(147)

Net loss attributable to common stockholders	(14,191)	(8,326)	(67,431)	(30,827)
Changes in foreign currency translation adjustment	13	(110)	(178)	(147)
Changes in gains (losses) on short-term investments	(70)	205	(74)	196

Net change in other comprehensive income (loss)	(57)	95	(252)	49

Comprehensive loss	$(14,248)	$(8,231)	$(67,683)	$(30,778)

Net loss per share attributable to common stockholders, basic and diluted	$(0.51)	$(0.59)	$(2.54)	$(6.94)

Weighted average shares used to compute net loss per share, basic and diluted	28,003,957	14,229,775	26,581,890	4,440,663

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$87,036	$25,287
Short-term investments	106,634	151,521
Accounts receivable, net	22,522	6,610
Inventories	62,430	14,856
Prepaid expenses and other current assets	4,009	2,851

Total current assets	282,631	201,125
Property and equipment, net	5,794	647
Other assets	1,852	424
Restricted cash	906	300

Total assets	$291,183	$202,496

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,887	$4,460
Accrued liabilities and other	14,502	6,338

Total current liabilities	36,389	10,798
Notes payable	19,740	19,511
Other long-term liabilities	462	117

Total liabilities	56,591	30,426
Stockholders’ equity
Common stock, $0.001 par value – 290,000,000 shares authorized, 28,143,573 and 24,865,491 shares issued and outstanding at December 31, 2015 and 2014, respectively	28	25
Additional paid-in capital	424,147	293,945
Accumulated other comprehensive income (loss)	(175)	77
Accumulated deficit	(189,408)	(121,977)

Total stockholders’ equity	234,592	172,070

Total liabilities and stockholders’ equity	$291,183	$202,496

SOURCE Nevro Corp.